CPS Technologies Corporation
Ralph Norwood, Chief Financial Officer
111 South Worcester Street
Norton, MA 02766
Telephone: (508) 222-0614
Web Site:  www.alsic.com

CPS TECHNOLOGIES CORPORATION ANNOUNCES 2015 RESULTS

Norton, Massachusetts, February 24, 2016.  CPS Technologies Corporation (NASDAQ:CPSH) today announced revenues of $5.4 million and a net profit of $255 thousand for the Fourth Quarter ended December 26, 2015.  This compares with revenues of $5.9 million and a net profit of $619 thousand for the Fourth Quarter ended December 27, 2014.

Revenues for the year ended December 26, 2015 totaled $21.8 million compared with $23.1 million for the year ended December 27, 2014.  Net income for the year totaled $451 thousand for fiscal 2015, compared with $1.0 million for fiscal 2014.

Grant Bennett, President and CEO, said, “In the fourth quarter revenues were lower than a year ago but we were pleased that we generated the highest gross margin percentage and operating earnings of any quarter in 2015. Our balance sheet also showed improvement.  We ended the year with $3.4 million of cash, the highest level in several years, a current ratio of 4.0 with zero bank borrowings.”

Bennett commented: “Our primary focus is growth.  Although headwinds of the strong dollar, low oil prices and slow resolution of a patent dispute in Japan continue to put downward pressure on short-term revenues, our focus is on achieving design wins which are the real source of future growth.   In 2015 we booked, designed, fabricated tooling for and shipped more than one new design per week.  Some of these designs will always be low volume such as components for certain satellites, some designs are prototypes for customers who are in the development stage and we will make several iterations before they finalize their systems, and some designs are the initial shipments of programs that we believe will become substantial over time.  In total these design wins in 2015 accounted for a very small percentage of 2015 revenues, they will however, generate growing revenues in the future.

In 2015 we added to our cadre of sales representatives, including bringing on board the former division manager of a former competitor.  We have increased the focus and support provided to our sales team; the number of sales calls is up and there is greater focus in the electronic and defense sectors.

We hired a full time experienced salesman in China in mid-year and have been pleased with the opportunities he has identified in his first year.

In the armor area, we secured a $1 million order from The Tank Automotive Command (TACOM) in Michigan, the first portion of which was completed in the fourth quarter of 2015.  We have also recently added a new director of global sales for armor, reflecting our confidence in the growth potential in this area.

Finally, we believe that the decision a year ago to list on NASDAQ Global Markets has yielded benefits, not only in broadening our ownership and increasing the trading volume, but also in providing us with greater credibility in our meetings with current and future customers.

The Company will be hosting its fourth quarter conference call with investors at 4:30 pm on Wednesday, February 24.  Those interested in participating in the conference call should dial:

Call in Number:  855-863-0441

Conference ID:  54589578

About CPS
CPS Technologies Corporation is a global leader in producing metal-matrix composite components used to improve the reliability and performance of various electrical systems.  CPS products are used in motor controllers for hybrid and electric vehicles, high-speed trains, subway cars and wind turbines.  They are also used as heatspreaders in internet switches, routers and high-performance microprocessors.  CPS also develops and produces metal-matrix composite armor.

Safe Harbor
Statements made in this document that are not historical facts or which apply prospectively, including those relating to 2015 financial results, are forward-looking statements that involve risks and uncertainties. These forward-looking statements are identified by the use of terms and phrases such as "will," "intends," "believes," "expects," "plans," "anticipates" and similar expressions. Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company's expectation. Additional information concerning risk factors is contained from time to time in the company's SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC. Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The company expressly disclaims any obligation to update the information contained in this release.

CPS TECHNOLOGIES CORPORATION
STATEMENT OF OPERATIONS (Unaudited)

	-----Quarter Ended-----		-----Year Ended-----
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
	2015	2014	2015	2014

Total Revenues	$5,412,419	$5,946,647	$21,761,681	$23,137,590
Cost of Sales	4,155,945	4,411,717	17,096,690	17,666,780
Gross Margin	1,256,474	1,534,930	4,664,991	5,470,810
Operating Expenses	960,380	958,164	4,045,834	4,254,977
Operating income	296,094	576,766	619,157	1,215,833
Interest income	3,389	6,883	5,694	5,083
Income before income taxes	299,483	583,649	624,851	1,220,916
Income tax expense (benefit)	44,732	(34,852)	174,232	218,148
Net income	254,751	618,501	450,619	1,002,768
Net income per diluted share	$0.02	$0.05	$0.03	$0.07
Shares outstanding, diluted	13,585,632	13,662,243	13,639,074	13,703,005

CPS TECHNOLOGIES CORPORATION
BALANCE SHEET (Unaudited)

	Dec. 26,	Dec. 27,
	2015	2014

Assets

Current assets:
Cash and cash equivalents	$3,412,649	$2,305,580
Accounts receivable-trade, net	3,572,478	3,589,191
Inventories, net	2,632,444	2,528,954
Prepaid expenses	104,761	166,783
Deferred taxes, current	467,374	682,968
Total current assets	10,189,706	9,273,476

Property and equipment, net	1,688,553	1,757,543
Deferred taxes, non-current	1,683,375	1,617,497
Total assets	$13,561,634	$12,648,516

Liabilities and Equity

Current liabilities:
Accounts payable	1,622,564	1,352,418
Accrued expenses	931,916	1,049,616
Capital leases, current	—	—
Total current liabilities	2,554,480	2,402,034

Stockholders' equity	11,007,154	10,246,482
Total liabilities and stockholders' equity	$13,561,634	$12,648,516